EXHIBIT 5.1

Mayer, Brown, Rowe & Maw LLP

1675 Broadway

New York, New York 10019-5820

December 14, 2006	Main Tel (212) 506-2500 Main Fax (212) 262-1910 www.mayerbrownrowe.com

SG Mortgage Securities, LLC

1221 Avenue of Americas

New York, New York 10020

Re:	Legality Opinion-SG Mortgage Securities, LLC

Asset-Backed Certificates, Series 2006-OPT2

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (File No. 333-131973), filed by SG Mortgage Securities, LLC, a Delaware limited liability company (the “Registrant”), with the Securities and Exchange Commission (the “Commission”) on February 21, 2006, and declared effective on June 19, 2006 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of SG Mortgage Securities Trust 2006-OPT2 Asset-Backed Certificates, Series 2006-OPT2 (the “Certificates”). The Certificates will be issued pursuant to a Pooling and Servicing Agreement, dated as of December 1, 2006 (the “Pooling and Servicing Agreement”), as more particularly described in the prospectus, dated November 16, 2006 (the “Base Prospectus”), and the prospectus supplement, dated November 16, 2006 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the Certificates.

We have assumed for the purposes of the opinions set forth below that the Certificates will be sold by you for reasonably equivalent consideration. We have also assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. In addition, we have assumed that the parties to the Pooling and Servicing Agreement will satisfy their respective obligations thereunder.

SG Mortgage Securities, LLC

December 14, 2006

On the basis of the foregoing examination and assumptions, and upon consideration of applicable law, it is our opinion that when the Pooling and Servicing Agreement has been duly and validly executed and delivered by the parties thereto, and the Certificates have been duly executed and delivered in accordance with the Pooling and Servicing Agreement and sold, the Certificates will be legally issued, fully paid and nonassessable, and the holders of the Certificates will be entitled to the benefits of the Pooling and Servicing Agreement, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm under the headings “Legal Matters” in the Base Prospectus and Prospectus Supplement forming a part of the Registration Statement, without admitting that we are “experts” within the meaning of the term used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit or otherwise.

In addition, we disclaim any obligation to update this letter for changes in fact or law, or otherwise.

Very truly yours,

/s/ Mayer, Brown, Rowe & Maw LLP

MAYER, BROWN, ROWE & MAW LLP

GAP/PAJ/WM